Exhibit 3.18

FILED

JAN 15 1991

OKLAHOMA SECRETARY
OF STATE
CERTIFICATE OF INCORPORATION
OF
AMERICAN DISPOSAL SERVICES, INC.
     FIRST. The name of the corporation is:
AMERICAN DISPOSAL SERVICES, INC.
     SECOND. The address, including the street, number, city and county, of the corporation’s registered office in this state is 1200 N. Walker, Suite 505, County of Oklahoma, Oklahoma City, Oklahoma 73103; the name of the corporation’s registered agent at such address is Ronald H. Burks.
     THIRD. The nature of the business and the purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the general corporation law of Oklahoma.
     FOURTH. The total number of shares of capital stock which the corporation shall have authority to issue is 50,000 shares, designated as Common Stock, par value $1.00 per share.
     FIFTH. The name and mailing address of each incorporator is as follows:

Name	Mailing Address
W. Chris Coleman	Tenth Floor
Two Leadership Square
211 N. Robinson
Oklahoma City, Oklahoma 73102-3103
     SIXTH. For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, its directors and its shareholders or any class thereof, as the case may be, it is further provided that:
     (a) No election of directors need be by written ballot.

     (b) Prior to receipt of any payment for any of the corporation’s stock, the bylaws of the corporation shall be adopted, amended or repealed by the Sole Incorporator. Thereafter, the power to adopt, amend or repeal the bylaws is conferred on the board of directors.
     SEVENTH. To the fullest extent permitted by the Oklahoma General Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.
     I, the undersigned, for the purpose of forming a corporation under the laws of the State of Oklahoma, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15th day of January, 1991.

/s/ W. Chris Coleman
W. Chris Coleman,
Sole Incorporator

2

FILED

MAR 3 1992

OKLAHOMA SECRETARY
OF STATE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
     American Disposal Services, Inc., an Oklahoma corporation (the “Corporation”), does hereby certify that:
     FIRST: At a duly called and held meeting of the Corporation’s board of directors, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for a meeting of shareholders of such Corporation for consideration thereof. Article Fourth of the Corporation’s Certificate of Incorporation is proposed to be amended as follows:
“FOURTH. The total number of shares of capital stock which the corporation shall have the authority to issue is 50,000 shares, designated as Common Stock, par value $.01 per share.”
     SECOND: Thereafter, the shareholders voted in favor of the amendment pursuant to written consent given in accordance with the provisions of Section 73 of the Oklahoma General Corporation Act, and written notice has been given to those shareholders who have not consented in writing as provided for in Section 73 of the Oklahoma General Corporation Act.
     THIRD: Such amendment was duly adopted in accordance with the provisions of Section 77 of the Oklahoma General Corporation Act.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and its Secretary this 19th day of December, 1991.

/s/ Ronald H. Burks
Ronald H. Burks, President

Attest:

/s/ David B. Kamenesky
Secretary

FILED

MAR 31 1992

OKLAHOMA SECRETARY OF STATE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
     American Disposal Services, Inc., an Oklahoma corporation (the “Corporation”),
DOES HEREBY CERTIFY:
     FIRST: That the Corporation’s board of directors, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said Corporation for consideration thereof. Article Fourth of the Corporation’s Certificate of Incorporation is proposed to be amended in its entirety as follows:
“The total number of shares of capital stock which the corporation shall have authority to issue is 20,000,000 shares, designated as common stock, par value $.001 per share.”
     SECOND: That, thereafter, the shareholders voted in favor of the amendment pursuant to written consent given in accordance with the provisions of Section 73 of the Oklahoma General Corporation Act, and written notice has been given to those shareholders who have not consented in writing as provided for in Section 73 of the Oklahoma General Corporation Act.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 77 of the Oklahoma General Corporation Act.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and its Secretary this 27th day of March, 1992.

/s/ Ronald H. Burks
Ronald H. Burks, President

ATTEST:

/s/ David B. Kamenesky
David B. Kamenesky, Secretary

FILED

JAN 19 1993

OKLAHOMA SECRETARY
OF STATE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
     American Disposal Services, Inc., an Oklahoma corporation (the “Corporation”),
DOES HEREBY CERTIFY:
     FIRST: That the Corporation’s board of directors, at a special meeting of the board, duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said Corporation for consideration thereof. Article Fourth of the Corporation’s Certificate of Incorporation is proposed to be amended in its entirety as follows:
“The total number of shares of capital stock which the corporation shall have authority to issue is 20,000,000 shares, designated as common stock, par value $.005 per share.”
     SECOND: That, thereafter, the shareholders voted in favor of the amendment pursuant to written consent given in accordance with the provisions of Section 73 of the Oklahoma General Corporation Act, and written notice has been given to those shareholders who have not consented in writing as provided for in Section 73 of the Oklahoma General Corporation Act.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 77 of the Oklahoma General Corporation Act.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and its Secretary this 15th day of January, 1993.

/s/ Ronald H. Burks
Ronald H. Burks, President

ATTEST:

/s/ David B. Kamenesky
David B. Kamenesky, Secretary

FILED

SEP 29 1993

OKLA SECRETARY OF STATE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
AMERICAN DISPOSAL SERVICES, INC.
     American Disposal Services, Inc., an Oklahoma corporation (the “Corporation”)
DOES HEREBY CERTIFY:
     FIRST: That the Corporation’s Board of Directors, at a duly called and held meeting of the Corporation’s Board of Directors duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said Amendment to be advisable and calling a meeting of the shareholders of said Corporation for consideration thereof. The resolution provides that Article Fourth of the Corporation’s Certificate of Incorporation is proposed to be amended as follows:
FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 40,000,000 shares, consisting of 38,400,000 shares of Class A Voting Common Stock, par value $0.005 per share (the “Class A Common Stock”) and 1,600,000 shares of Class B Non-Voting Common Stock, par value $0.005 per share (the “Class B Common Stock”). The following is a description of each class of stock of the Corporation, including the preferences, conversion rights, voting powers, qualifications, limitations, restrictions, relative rights and other terms and conditions in respect of each class:
1. General. Except as provided herein with respect to rights of conversion and voting rights, each share of Class A Common Stock and Class B Common Stock (collectively, hereinafter referred to as the “Common Stock”) issued and outstanding shall be identical in all respects, and no dividends shall be paid on any share of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment; provided, in the event the Corporation declares a stock dividend payable in Common Stock, the holders of Common Stock shall receive such dividend in the same class of Common Stock as the Common Stock on which such dividend is payable. The holders of Common Stock shall have exclusively all of the rights of shareholders including, but not limited to, (i) the right to receive dividends, when and as declared by the board of directors out of assets lawfully available therefore, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive all the assets and funds of the Corporation legally available to the shareholders.
2. Voting. Class B Common Stock shall not, except as otherwise expressly provided by law, have any voting rights. Without limiting the generality of the foregoing, the Class B Common Stock shall have no right to nominate any person to the board of directors, shall have no voting power whatsoever and no holder of Class B Common Stock, as such, shall vote or otherwise participate in any proceedings in which action shall be taken by the Corporation or the shareholders thereof. Notwithstanding the foregoing, the holders of Class B Common Stock shall be entitled to notification as to any meeting of the shareholders and may attend such meetings.
3. Conversion of Class B Common Stock. In the event the holder of any shares of the Class B Common Stock is a person other than Internationale Nederlanden (U.S.) Capital Corporation (“ING Capital”), a financial institution that is or becomes a party to a credit or loan agreement with the Corporation (a “Lender”) or an “affiliate” of ING Capital or a Lender such holder shall have the right to convert at such holder’s option, all or any number of such shares of Class B Common Stock into an equal number of fully paid and nonassessable shares of Class A Common Stock; provided such conversion ratio shall be appropriately adjusted so as to avoid any dilution in the relative rights of the Class B Common Stock to the Class A Common Stock in the event of any subdivision (by stock split or otherwise), combination (by reverse stock split or otherwise) or reclassification of the Class A Common Stock.

As used herein, the term “affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity, any member of the immediate family of such person or any person who is the executor, administrator or other personal representative of such person.
The holder of any shares of Class B Common Stock may exercise the conversion right provided herein by giving written notice (the “Class B Conversion Notice”) to the Corporation stating the number of Class B Common Stock to be converted (the “Class B Conversion Shares”), the name or names in which the stock certificate or stock certificates for the shares of Class A Common Stock are to be issued, and the address to which such certificates shall be delivered. The Class B Conversion Notice shall be accompanied by the stock certificate or stock certificates representing the Class B Conversion Shares, duly endorsed to the Corporation. The Class B Conversion Notice shall also contain a statement to the following effect:
“The undersigned certifies that [he] has acquired from [ING Capital, a Lender or their affiliate] the shares of Class B Common Stock represented by the enclosed certificate no.                     and that [the undersigned or specify the beneficial owner(s)] is the lawful owner thereof.”
Conversion of the Class B Common Stock into Class A Common Stock shall be deemed to have been effected on the date the Class B Conversion notice is delivered to the Corporation. Within ten business days after receipt of the Class B Conversion Notice, the Corporation shall issue and deliver by hand against a signed receipt therefore or by United States registered mail, return receipt requested, to the address designated by the holder of the Class B Conversion Shares in the Class B Conversion Notice, a stock certificate or stock certificates of the Corporation representing the number of shares of Class A Common Stock to which such holder is entitled. In the event that only a portion of the number of shares of Class B Common Stock represented by a stock certificate surrendered for conversion shall be Class B Conversion Shares, the Corporation shall issue and deliver in the manner aforesaid to the holder of the stock certificate so surrendered for conversion a new stock certificate for the number of unconverted shares of Class B Common Stock.
     SECOND: That, thereafter, the shareholders voted in favor of the Amendment pursuant to written consent given in accordance with the provisions of Section 73 of the Oklahoma General Corporation Act, and written notice has been given to those shareholders who have not consented in writing as provided for in Section 73 of the Oklahoma General Corporation Act.
     THIRD: That said Amendment was duly adopted in accordance with the provisions of Section 77 of the Oklahoma General Corporation Act.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and its Secretary this ___ day of September, 1993.

/s/ Ronald H. Burks
Ronald H. Burks, President

ATTEST:

/s/ Dale F. Jordan
Dale F. Jordan Jr., Secretary

FILED

MAR 28 1995

OKLAHOMA SECRETARY
OF STATE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AMERICAN DISPOSAL SERVICES, INC.
     American Disposal Services, Inc., an Oklahoma corporation (the “Corporation”), hereby amends and restates its certificate of incorporation. The original certificate of incorporation was filed with the Secretary of State on January 15, 1991, with amendments thereto filed on March 3, 1992, March 31, 1992, January 19, 1993 and September 29, 1993. This amended and restated certificate of incorporation was adopted in accordance with the provisions of Section 1077 and 1080 of the Oklahoma General Corporation Act.
     FIRST. The name of the Corporation is:
AMERICAN DISPOSAL SERVICES, INC.
     SECOND. The address, including the street, number, city and county, of the Corporation’s registered office in this state is 735 First National Center West, Oklahoma City, Oklahoma County, Oklahoma 73102; the name of the Corporation’s registered agent at such address is The Corporation Company;
     THIRD. The nature of the business and the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the general corporation law of Oklahoma.
     FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is 41,000,000 shares, divided into 38,400,000 shares designated as Class A Voting Common Stock, par value $.005 per share (the “Class A Common Stock”), 1,600,000 shares of Class B Non-Voting Common Stock, par value $.005 per share (the “Class B Common Stock”), 1,950 shares of Series A Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”) and 998,050 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).
     The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:
     A. Preferred Stock.
     The board of directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Oklahoma, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the board with respect to each series shall include, but not be limited to, determination of the following:
     (a) The number of shares constituting that series and the distinctive designation of that series;
     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;
     (d) Whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board shall determine;
     (e) Whether or not shares of that series shall be redeemable, whether such redemption is mandatory or at the option of the Corporation or the holders of the shares of that series, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;
     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution and winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
     (h) Any other relative rights, preferences or limitations of that series.
     The Preferred Stock shall rank senior to the Class A Common Stock and Class B Common Stock and junior to the Series A Preferred Stock with respect to dividends paid or set apart for payment and the distribution of assets on redemption, liquidation, dissolution or winding up.
     If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be dis-

tributed ratably among the shares of all series in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.
     B. Series A Preferred Stock
     1. SERIES A PREFERRED STOCK ESTABLISHED. There is hereby established a series of 1,950 shares of Preferred Stock designated as the “Series A Preferred Stock” having the preferences, limitations, and relative rights set forth in this Article Fourth(B). The holders of Series A Preferred Stock shall not be entitled to any preemptive rights to acquire any shares of the Corporation of the same or any other class. The Series A Preferred Stock shall be senior to both the Corporation’s Class A Common Stock and its Class B Common Stock (collectively the “Common Stock”), and the Common Stock shall be junior to, and subject to all rights and preferences of, the Series A Preferred Stock as provided herein. The term “junior” as used herein shall mean and refer to shares of capital stock of the Corporation ranking junior as to dividends and the distribution of assets on redemption, liquidation, dissolution or winding up. Any reference to a “Section” within this Article Fourth(B) shall refer only to a Section in this Article Fourth(B).
     2. TERMS DEFINED. As used in this Article Fourth(B), the following terms have the respective meanings set forth below or set forth in the section of this Article Fourth(B) following such term:
     Business Day — means any day other than a Saturday, a Sunday or a day on which banks located in the State of Oklahoma are required or authorized by law or executive order to be closed.
     Person — means an individual, partnership, corporation, trust, unincorporated organization, or a government or agency or political subdivision thereof.
     Property — means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
     Put Date — §5.1.
     Put Price — §5.1.
     Redemption Date — §4.1.
     Redemption Price — §4.1.
     Security — means “security” as defined in Section 2(1) of the Securities Act of 1933, as amended.

     Senior Debt — means any indebtedness evidenced by that certain Credit Agreement dated March 28, 1995 by and among the Corporation, certain commercial lending institutions and International Nederlanden (U.S.) Capital Corporation (“ING”) (the “Credit Agreement”) as held by ING or any successor or assign of ING under the Credit Agreement, or any refinancing thereof, so long as such refinancing permits the payment of dividends on, or redemption of, the Series A Preferred Stock pursuant to terms similar to those set forth in Section 7.2.6 of the Credit Agreement.
     3. CUMULATIVE DIVIDENDS. The holders of Series A Preferred Stock shall be entitled to receive, and the Corporation shall be bound to pay, out of funds legally available therefor, cumulative cash dividends at a rate per annum of $130.00 per share, payable in equal quarterly installments on the first day of each February, May, August and November in each year, commencing on May 1, 1995, for the immediately preceding three month period. Accruals of dividends on Series A Preferred Stock shall be calculated on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full month, will be computed on the basis of the actual number of days elapsed in such period. Dividends shall be payable to the Persons that are the holders of record of Series A Preferred Stock on the tenth day prior to the dividend payment date therefor. Except with respect to (i) funds not being legally available therefor, or (ii) payment of the dividends violating the terms of any loan agreement with respect to any Senior Debt of the Corporation, payment by the Corporation of dividends under this §3 shall be mandatory and the Board of Directors shall take all action necessary to cause the Corporation promptly to pay such dividends. Unless the full cumulative dividends upon the Series A Preferred Stock for all past dividend periods and for the current dividend period shall have been paid, or declared and irrevocably set apart for payment, no dividend (other than a dividend payable in shares for any class of stock ranking junior to the Series A Preferred Stock) shall be paid or declared on any class of stock ranking junior to the Series A Preferred Stock and no funds (other than the net proceeds received from the sale of stock ranking junior to the Series A Preferred Stock) shall be set aside or applied to the purchase or redemption of any class of stock ranking junior to the Series A Preferred Stock.
     4. REDEMPTION AT OPTION OF CORPORATION.
          4.1 Optional Redemption. The Corporation may, at any time on or after October 31, 1995, redeem all or a part of the Series A Preferred Stock then outstanding (provided that the Corporation may redeem only a whole number of such shares) by paying to the holders of the snares being redeemed a cash redemption price (the “Redemption Price”) equal to, in each case, the sum of

               (a) The amount of accrued and unpaid cumulative dividends on the shares being redeemed to the date fixed for redemption (the “Redemption Date”), plus
               (b) One thousand dollars ($1,000.00) per share redeemed.
          4.2 Notice of Redemption. The Corporation shall give notice of any redemption of the Series A Preferred Stock in accordance with this Section 4 to each holder of Series A Preferred Stock not less than 10 days or more than 60 days before the applicable Redemption Date, specifying:
               (a) The Redemption Date;
               (b) The aggregate number of shares of Series A Preferred Stock to be redeemed on such date;
               (c) The number of shares of Series A Preferred Stock held by such holder to be redeemed on such date;
               (d) The calculation of the Redemption Price per share to be paid on each share of Series A Preferred Stock to be redeemed on such date;
               (e) The aggregate Redemption Price to be paid to such holder on such date;
               (f) The place in which the stock certificates evidencing the shares to be redeemed are to be surrendered (which place shall be the office of the Corporation referred to in Section 8.2) and, subject to Section 8.1, the place at which holders may obtain payment of the Redemption Price; and
               (g) That upon the specified Redemption Date (unless the Corporation defaults in making payment of the Redemption Price), the holders of the Series A Preferred Stock to be redeemed shall cease to be stockholders with respect to such shares and that after such Redemption Date such shares shall no longer be transferable on the books of the Corporation and such holders shall have no interest in or claim against the Corporation with respect to such shares, but shall be entitled only to receive the Redemption Price without interest thereon, upon surrender of the stock certificates as aforesaid.
Such notice of redemption shall also certify all facts (i) set forth in paragraphs 4.2(a) through 4.2(h) above and (ii) that are conditions to redemption specified in Section 1041 of the Oklahoma General Corporation Act.. Notice of redemption having been so given, the aggregate Redemption Price for the shares of Series A Preferred Stock specified in such notice shall become due and payable on the specified Redemption Date.

          4.3 Partial Redemption Pro Rata. If at the time of any redemption of less than all of the shares of Series A Preferred Stock then outstanding there is more than one holder of Series A Preferred Stock, there shall be redeemed from each such holder an integral number of shares equal, as nearly as practicable, to the proportion of all of the shares to be redeemed that the number of shares held of record by such holder bears to the total number of shares of Series A Preferred Stock at the time outstanding, with adjustments, to the extent practicable, to equalize for any prior redemptions not in such proportion.
          4.4 Acquisition of Shares; No Other Optional Redemption. The Corporation shall not, and shall not permit any Person acting on its behalf to, directly or indirectly, acquire or make any offer to acquire any shares of Series A Preferred Stock unless the Corporation or such other Person shall have offered to acquire shares of Series A Preferred Stock, pro rata, from all holders of the Series A Preferred Stock and upon the same terms. Except as provided in Section 4.1 or pursuant to an offer made in compliance with the preceding sentence, the Corporation shall not make any optional redemption (whether directly or indirectly by purchase or other acquisition) in respect of the Series A Preferred Stock.
          4.5 Cancellation of Redeemed or Acquired Shares. In the event that the Corporation redeems or otherwise acquires any shares of Series A Preferred Stock, such shares shall immediately thereafter be cancelled and no shares of Series A Preferred Stock shall be issued in substitution therefor. Shares of Series A Preferred Stock which are so redeemed or otherwise acquired and cancelled or required to be cancelled shall resume the status which they had prior to the adoption by the Board of Directors of resolutions creating such series and shall thereafter have the status of authorized by unissued shares of the Corporation and may be reissued from time to time upon adoption of a resolution or resolutions by the Board of Directors of the Corporation creating a new series of Preferred Stock or increasing the number of shares constituting any series of Preferred Stock.
     5. REDEMPTION AT OPTION OF HOLDER.
          5.1 Optional Right to Put. To the extent permitted under applicable law and subject to the provisions of any loan agreements with respect to Senior Debt of the Corporation, the holders of Series A Preferred Stock may, at any time on or after April 1, 1997, present all of the Series A Preferred Stock held by such holder to the Corporation and require the Corporation to redeem all of such shares (the “Put”) for a cash purchase price (the “Put Price”) equal to, in each case, the sum of
               (a) The amount of accrued and unpaid cumulative dividends on the shares being Put to the date fixed for such Put (the “Put Date”), plus

               (b) One thousand dollars ($1,000.00) per share Put to the Corporation.
          5.2 Automatic Put. To the extent permitted under applicable law and subject to the provisions of any loan agreements with respect to Senior Debt of the Corporation, the holders of Series A Preferred Stock shall be deemed to have Put the Series A Preferred Stock to the Corporation for the Put Price on the date a holder of Senior Debt of the Corporation declares a default and accelerates all amounts due thereunder, if such debt is not reinstated or paid in full by the Corporation within 90 days after such default is declared.
          5.3 Status of Shareholder. Unless otherwise required by law, the Put of all of the Series A Preferred Stock under Paragraph 5.1 or 5.2 hereof will not convert the status of a holder of Series A Preferred Stock as a Shareholder of the Corporation to a creditor of the Corporation. The obligations of the Corporation in respect of the Put under Paragraph 5.1 or 5.2 hereof shall at all times be subordinate to the obligations of the Corporation in respect of any Senior Debt.
          5.4 Notice of Put. A holder of Series A Preferred Stock who Puts such stock to the Corporation shall give notice of the Put (the “Put Notice”) in accordance with this Section 5 to the Corporation not less than 120 days before the applicable Put Date, specifying:
               (a) The Put Date; and
               (b) The number of shares of Series A Preferred Stock held by such holder to be Put on such date.
Such notice of Put shall also certify all facts that are conditions to any such Put. Notice of Put having been so given, the aggregate Put Price for the shares of Series A Preferred Stock specified in such notice shall become due and payable on the specified Put Date.
Upon receipt of a proper notice of Put from a the holder of Series A Preferred Stock, the Corporation shall notify each holder of (i) the calculation of the Put Price per share to be paid on each share of Series A Preferred Stock to be Put on the Put Date; (ii) the aggregate Put Price to be paid to any holder on such date; (iii) the place in which the stock certificates evidencing the shares to be Put are to be surrendered (which place shall be the office of the Corporation referred to in Section 8.2), and subject to Section 8.1, the place at which holders may obtain payment of the Put Price; and (iv) that upon the specified Put Date (unless the Corporation defaults in making payment of the Put Price), the holders of the Series A Preferred Stock to be redeemed shall cease to be stockholders with respect to such shares and that after such Put Date such shares shall no longer be transferrable on the books of the

Corporation and such holder shall have no interest in or claim against the Corporation with respect to such shares, but shall be entitled only to receive the Put Price without interest thereon, upon surrender of the stock certificates as aforesaid.
          5.5 Cancellation of Acquired Shares. In the event that a holder of Series A Preferred Stock Puts his shares to the Corporation, such shares shall immediately thereafter be cancelled and no shares of Series A Preferred Stock shall be issued in substitution therefor. Shares of Series A Preferred Stock which are so acquired and cancelled or required to be cancelled shall resume the status which they had prior to the adoption by the Board of Directors of resolutions creating such series and shall thereafter have the status of authorized by unissued shares of the Corporation and may be reissued from time to time upon adoption of a resolution or resolutions by the Board of Directors of the Corporation creating a new series of Preferred Stock or increasing the number of shares constituting any series of Preferred Stock.
          5.6 Covenants. The Corporation covenants and agrees with each holder of the Series A Preferred Stock as follows:
               5.6.1 Financial Information. After receiving the Put Notice, the Corporation will furnish, or will cause to be furnished, to each holder of Series A Preferred Stock copies of the following financial statements and information:
     (a) As soon as practicable and in any event, within thirty (30) days after the end of the calendar month in question:
(i)	A consolidated balance sheet of the Corporation and its consolidated subsidiaries as of the end of the calendar month which is the fourth month preceding the month in which the Put Date occurs (the “First Month”),

(ii)	A consolidated balance sheet of the Corporation and its consolidated subsidiaries as of the end of the calendar month next ended after the First Month (the “Second Month”), and

(iii)	A consolidated balance sheet of the Corporation and its consolidated subsidiaries as of the end of the calendar month next ended after the Second Month (the “Third Month”);

in each case certified by the chief financial officer of the Corporation that such balance sheets were prepared in accordance with the books and records of the Corporation, fairly present the financial condition of the Corporation and its consolidated subsidiaries as of the dates thereof and have been prepared in accordance with generally accepted accounting principles, consistently applied, subject to normal year-end adjustments.
     (b) At the time each of the consolidated balance sheets delivered pursuant to subparagraph (a) above is delivered, the Corporation shall provide a certificate of the chief financial officer of the Corporation reflecting the calculation of the Working Capital Surplus as of the date of such certificate (the “Working Capital Certificate”).
     (c) As soon as possible and in any event within three Business Days after the Corporation has knowledge of any event which can be reasonably expected to cause a material adverse change in (i) the balance sheets, or (ii) the Working Capital Surplus specified in a Working Capital Certificate, each to be delivered pursuant this Section 5.4.1, the Corporation will notify the holders of the Series A Preferred Stock of such event.
                   5.6.2 Definitions.
          “Sale Event” — means the first to occur of the following:
(i)	Failure by the Corporation to deliver the balance sheets or the Working Capital Certificate required by Section 5.6.1 hereof;

(ii)	As reflected in the Working Capital Certificate delivered pursuant to Subsection 5.6.1(b) with the First Month’s balance sheet, the Working Capital Surplus is less than $250,000;

(iii)	As reflected in the Working Capital Certificate delivered pursuant to Subsection 5.6.1(b) with the Second Month’s balance sheet, the Working Capital Surplus is less than $750,000;

(iv)	As reflected in the Working Capital Certificate delivered pursuant to

Subsection 5.6.1(b) with the Third Month’s balance sheet, the Working Capital Surplus is less than $1,500,000;

(v)	The occurrence of an event described in Subsection 5.6.1(c), which, if it had been properly reflected in the balance sheets delivered subsequent to the date of the occurrence, would have caused the Working Capital Surplus to be less than required by the applicable clause (ii) through (iv) above, unless such deficit has been cured as reflected in a balance sheet dated subsequent to the occurrence of the event or as otherwise cured within ten (10) days following notice of the event to the holders of Series A Preferred Stock pursuant to Section 5.6.1(c); or

(vi)	Failure by the Corporation to purchase the Series A Preferred Stock in accordance with this Section 5.
          “Working Capital Surplus” — means and shall be calculated in the Working Capital Certificate as follows: (i) the amount by which Current Assets exceeds Current Liabilities as reflected in the consolidated balance sheet of the Corporation delivered with the Working Capital Certificate, plus (ii) the amount of any net proceeds to the Corporation from the issuance of capital stock of the Corporation after the date of the foregoing balance sheet.
          “Current Assets” — means, as of any date, without duplication, all current assets (including cash) of the Corporation and its subsidiaries, on a consolidated basis, at such date, as determined in accordance with generally accepted accounting principles, consistently applied.
          “Current Liabilities” — means, as of any date, all current liabilities of the Corporation and its subsidiaries, on a consolidated basis at such date, as determined in accordance with generally accepted accounting principles, consistently applied; provided, however, Current Liabilities shall not include the Redemption Price for the Series A Preferred Stock or other current maturities of long-term debt payable after the Put Date.
               5.6.3 Sale. If a Sale Event occurs, the Corporation agrees to institute proceedings to accomplish a sale of the Corporation or its assets for the highest immediate value (the “Sale”) and agrees to use its best efforts to accomplish such sale. Without limiting the generality of the foregoing, unless postponed or waived by means of written consent executed by the holders of a majority of the issued and outstanding Series A Preferred Stock, the following shall apply:
     (a) The Corporation shall use its best efforts to enter into within twenty (20) days from the Sale Event an engagement agreement with an investment banker or business broker reasonably qualified to evaluate and assist the Corporation with the Sale (the “Investment Banker”).
     (b) The Investment Banker shall agree to use all reasonable efforts and the Corporation agrees to use its best efforts to prepare and distribute appropriate marketing and sales brochures and information (“Offering Materials”) to seek offers (the “Offers”) from those persons identified by the Corporation and the Investment Banker as prospective purchasers of the Corporation or its assets (the “Prospective Purchasers”). In determining the Prospective Purchasers, the Corporation and the Investment Banker will exercise their reasonable business judgment. The Prospective Purchasers may include affiliates and stockholders of the Corporation. The Offering Materials will be first sent to Prospective Purchasers within sixty (60) days from the Sale Event. The Corporation will provide copies of the Offering Materials to the holders of the Series A Preferred Stock and will notify such holders of the identity of the Prospective Purchasers.
     (c) The Prospective Purchasers will be instructed to submit the terms of their Offers no later than a date which is one hundred twenty (120) days from the Sale Event. The Board of Directors will only consider offers with terms certain that, upon acceptance by the Corporation, can be closed on or within 160 days from the Sale Event.
     (d) The Board of Directors of the Corporation shall evaluate each of the Offers, with the assistance of the Investment Banker, and shall determine within one hundred thirty (130) days from the Sale Event which Offer constitutes the highest immediate value for the Corporation or its assets and shall proceed to negotiate in good faith with the Prospective Purchaser making the Offer in question. The Board of Directors shall close the Sale on or within 160 days of the Sale Event, unless otherwise prohibited by injunction or court order.
     (e) Nothing contained herein shall be construed to require the Corporation to conduct any offering in such a manner as would require registration of any securities with the Securities and Exchange Commission or any state administrative agency.
     (f) The proceeds of a sale of the Corporation shall be first applied to extinguish the Senior Debt and any other debt of the Corporation which is senior, by laws, to the Series A Preferred Stock. Any remaining available proceeds of a sale will then be used to redeem the Series A Preferred Stock.
     (g) Unless otherwise required by law, the occurrence of a Sale Event will not convert the status of a holder of Series A Preferred Stock from shareholder to creditor.
     (h) The directors of the Corporation are expressly relieved of any duty to obtain the best value reasonably available while conducting the sale of the Corporation in accordance with this Section 5.6.3 and in evaluating the Offers.
                   5.6.4 Remedies. The following remedies are intended to be cumulative of any rights the holders of the Series A Preferred Stock may have and may be exercised at the option of such holders:
     (a) Injunctive Relief. If the remedy at law for any breach of the obligations of the Corporation contained in this Section 5 is and will be inadequate, and in the event of a breach or threatened breach thereof by the Corporation, the holders of the Series A Preferred Stock shall be entitled to seek equitable relief from a court of competent jurisdiction, which equitable relief shall include, but not be limited to, seeking specific performance of the Corporation’s covenants contained in this Section 5, seeking the appointment of a receiver to perform the covenants contained in this Section 5 and injunctive relief from any violation.
     (b) Contingent Voting Rights. In the event a Sale Event has occurred and the Corporation has, without the prior written consent of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock, (i) failed to engage an Investment Banker within twenty (20) days from the occurrence of the Sale Event, (ii) failed to distribute Offering Materials to Prospective Purchasers within sixty (60) days from the Sale Event, or (iii) has not accepted an Offer and entered into a definitive agreement with respect to the Sale of the

Corporation or its assets within one hundred fifty (150) days from the Sale Event, the holders of the Series A Preferred Stock, voting as a class, shall be entitled to elect the smallest number of directors which, when combined with the number of directors elected by virtue of the ownership of, or proxies for, Common Stock or other capital stock of the Corporation, will constitute a majority of the total authorized number of directors, and the holders of the Common Stock or other capital stock shall be entitled to elect the remaining members of the Board of Directors. At such time as all monies required to be paid to the holders of the Series A Preferred Stock have been paid, the contingent rights of the holders of the Series A Preferred Stock to elect a majority of the Board of Directors as provided in this subsection shall cease. At any time after the voting power to elect a majority of the Board of Directors shall become vested in the holders of the Series A Preferred Stock provided in this subsection, the president or any vice president of this Corporation shall, upon the request of the record holders of at least 20% of the Series A Preferred Stock then outstanding, addressed to any of them at the principal office of the Corporation, call a special meeting of the holders of the Series A Preferred Stock and such other of this Corporation’s capital stock as shall then have the right to vote for the election of directors, to be held at the place and upon the notice specified in the By-laws of this Corporation for the holding of meetings. If such meeting shall not be so called within two (2) days after personal service of the request, or in lieu of making such a request, the holders of a majority of the issued and outstanding Series A Preferred Stock may, by written consent delivered to the Corporation in accordance with Section 1073 of the Oklahoma General Corporation Act, elect the persons to serve as directors which are to be elected by the holders of Series A Preferred Stock pursuant to this Section 5.6.4. When the voting rights of the Series A Preferred Stock as provided in this Section 5.6.4 have ceased, the term of office of the persons elected by them as directors as a result of this Section 5.6.4 shall terminate and the vacancies shall either be filled by the remaining directors elected by the holders of the outstanding Common Stock or other capital stock of the Corporation, or the number of directors constituting the entire board may be reduced by the remaining directors.

     6. LIQUIDATION. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled, in preference to the Common Stock and any other class of stock ranking junior to the Series A Preferred Stock, to be paid in full, out of the net assets of the Corporation, a cash liquidation price equal to the sum of
          (a) the amount of accrued and unpaid cumulative dividends on such shares to the date of distribution thereof, plus
          (b) $1,000.00 per share;
provided that (i) the Corporation shall not voluntarily liquidate, dissolve or wind up before October 31, 1995 without the written consent of the holders of all of the shares of Series A Preferred Stock then outstanding. Unless and until such payment in full is made to the holders of the Series A Preferred Stock, no distribution shall be made in respect of the Common Stock or any other class of stock ranking junior to the Series A Preferred Stock. If, upon any liquidation, dissolution or winding up of the Corporation, the assets distributable to the holders of the Series A Preferred Stock shall be insufficient to permit the payment of the full preferential amounts to which they shall be entitled, then the entire assets of the Corporation available to be distributed to holders of the Series A Preferred Stock then outstanding shall be distributed among such holders ratably in proportion to the full preferential amounts to which they are respectively entitled. A statutory consolidation or merger of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.
     7. VOTING RIGHTS. Except as provided in Section 5.6.4 hereof and as required under applicable law, the Series A Preferred Stock shall have no voting rights.
     8. MISCELLANEOUS.
          8.1 Payments. All dividends on, redemptions of and other payments in respect of shares of Series A Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment thereof is legal tender for the payment of public and private debts by check mailed and addressed to the holder of record thereof at the address shown in the stock register of Series A Preferred Stock maintained by the Corporation pursuant to Section 8.2 or, at the option of such holder, in such manner and at such other place in the United States of America as the holder shall have designated to the Corporation in writing. If any payment due on, or with respect to, any Series A Preferred Stock shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day immediately preceding the day on which such payment shall have so fallen due.

          8.2 Registration of Transfer. The Corporation shall keep at its principal office (or at such other office in the United States of America as the Corporation shall have notified each holder of Series A Preferred Stock in writing at least 30 days before any change of such location) a stock register for the registration of transfer or exchange of the Series A Preferred Stock. Upon the surrender of any stock certificate evidencing shares of Series A Preferred Stock at such office of the Corporation, the Corporation shall, at the request of the holder of record of such certificate, execute and deliver (at the Corporation’s expense) a new stock certificate or certificates in exchange therefor representing, in the aggregate, the number of shares of Series A Preferred Stock represented by the surrendered stock certificate. The Corporation shall cancel any such surrendered stock certificate. Each such new stock certificate shall be registered in such name and shall represent such number of shares of Series A Preferred Stock as are requested by the holder of the surrendered stock certificate, shall be substantially identical in form to the surrendered stock certificate and dividends shall be calculated cumulatively on the shares of Series A Preferred Stock evidenced by such new stock certificate at the rate and in the manner provided in this Article Fourth.
          8.3 Replacement. Notwithstanding anything in the Corporation’s Bylaws to the contrary, upon receipt by the Corporation of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any stock certificate evidencing shares of Series A Preferred Stock and
               (a) in the case of loss, theft or destruction, upon receiving an indemnity reasonably satisfactory to it (provided, if the holder or beneficial owner of such stock certificate is an insurance company, bank, pension fund or other institutional investor, such holder’s or beneficial owner’s own unsecured written agreement of indemnity shall be deemed to be satisfactory), or
               (b) in the case of mutilation, upon surrender and cancellation thereof, the Corporation, at its own expense, shall execute and deliver, in lieu thereof, a new stock certificate evidencing such shares of Series A Preferred Stock.
          8.4 Special Agreement of the Corporation. The Corporation covenants and agrees that it shall not, by amendment to this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of Securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms to be observed or performed under this Article Fourth by the Corporation.
          8.5 Amendment and Waiver. The provisions of this Article Fourth may be amended and the observance of any term hereof may be waived, with (and only with) the written consent of the Corporation and the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding; provided that no such amendment or waiver shall, without the written consent of the Corporation and the holders of all Series A Preferred Stock at the time outstanding, amend this Section 8.5 or reduce the amount, or change the time, of any payment of any dividend, redemption price, liquidation price or other amount payable in respect of the Series A Preferred Stock. The holder of any Series A Preferred Stock may specify that any such written consent executed by it shall be effective only with respect to a portion of the shares of Series A Preferred Stock held by it (in which case it shall specify the aggregate number of shares of Series A Preferred Stock with respect to which such consent shall be effective) and in the event of any such specification such holder shall be deemed to have executed such written consent only with respect to the portion of the shares of Series A Preferred Stock so specified. Nothing in this Section 8.5 shall amend or modify, or be deemed to amend or modify, any voting requirements under applicable law in respect of any amendment or modification of the terms of this Certificate of Incorporation.
     C. Common.
     1. GENERAL. Except as provided herein with respect to rights of conversion and voting rights of Class B Common Stock, each share of Class A Common Stock and Class B Common Stock (collectively, hereinafter referred to as the “Common Stock”) issued and outstanding shall be identical in all respects, and no dividends shall be paid on any share of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment; provided, in the event the Corporation declares a stock dividend payable in Common Stock, the holders of Common Stock shall receive such dividend in the same class of Common Stock as the Common Stock on which such dividend is payable. The holders of Common Stock shall have all of the rights of shareholders including, but not limited to, (i) the right to receive dividends, when and as declared by the board of directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive all the assets and funds of the Corporation legally available to common shareholders.
     2. VOTING. Class B Common Stock shall not, except as otherwise expressly provided by law, have any voting rights. Without limiting the generality of the foregoing, the Class B Common Stock shall have no right to nominate any person to the board of directors and shall have no voting power whatsoever, and no holder of Class B Common Stock, as such, shall vote or otherwise participate in any proceedings in which action shall be taken by the Corporation or the shareholders thereof. Notwithstanding the foregoing, the holders of Class B Common Stock shall be entitled to notification as to any meeting of the shareholders and may attend such meetings.

     3. CONVERSION OF CLASS B COMMON STOCK. In the event the holder of any shares of the Class B Common Stock is a person other than ING, a financial institution that is or becomes a party to a credit or loan agreement with the Corporation (a “Lender”) or an “affiliate” of ING Capital or a Lender, such holder shall have the right to convert at such holder’s option all or any number of such shares of Class B Common Stock into an equal number of fully paid and nonassessable shares of Class A Common Stock; provided such conversion ratio shall be appropriately adjusted so as to avoid any dilution in the relative rights of the Class B Common Stock to the Class A Common Stock in the event of any subdivision (by stock split or otherwise), combination (by reverse stock split or otherwise) or reclassification of the Class A Common Stock.
     As used herein, the term “affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity, any member of the immediate family of such person or any person who is the executor, administrator or other personal representative of such person.
     The holder of any shares of Class B Common Stock may exercise the conversion right provided herein by giving written notice (the “Class B Conversion Notice”) to the Corporation stating the number of Class B Common Stock to be converted (the “Class B Conversion Shares”), the name or names in which the stock certificate or stock certificates for the shares of Class A Common Stock are to be issued, and the address to which such certificate or certificates shall be delivered. The Class B Conversion Notice shall be accompanied by the stock certificate or stock certificates representing the Class B Conversion Shares, duly endorsed to the Corporation or accompanied by a written instrument of transfer. The Class B Conversion Notice shall also contain a statement to the following effect:
“The undersigned certifies that [he] has acquired from [ING Capital, a Lender or their affiliate] the shares of Class B Common Stock represented by the enclosed certificate no.                      and that [the undersigned or specify the beneficial owner(s)] is the lawful owner thereof.”
     Conversion of the Class B Common Stock into Class A Common Stock shall be deemed to have been effected on the date the Class B Conversion Notice is delivered to the Corporation. Within ten business days after receipt of the Class B Conversion Notice, the Corporation shall issue and deliver by hand against a signed receipt therefor or by United States registered mail, return receipt requested, to the address designated by the holder of the Class B Conversion Shares in the Class B Conversion Notice, a stock certificate or stock certificates of the Corporation representing the number of shares of Class A Common Stock to which such holder is entitled. In the event that only a portion of the number of shares of Class B Common Stock represented by a stock certificate surrendered for conversion shall be Class B Conversion Shares, the Corporation shall issue and deliver in the manner aforesaid to the holder of the stock certificate so surrendered for conversion a new stock certificate for the number of unconverted shares of Class B Common Stock.
     FIFTH. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, its directors and its shareholders or any class thereof, as the case may be, it is further provided that:
     (a) No election of directors need be by written ballot.
     (b) The power to adopt, amend or repeal the bylaws is conferred on the board of directors.
     SIXTH. To the fullest extent permitted by the Oklahoma General Corporation Act as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

     I, the undersigned, for the purpose of Amending a corporation under the laws of the State of Oklahoma, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 22 day of March, 1995.

/s/ Rich De Young
Rich De Young, President

ATTEST:

/s/ James Dvorak
James Dvorak,
Assistant Secretary

AMENDED
FILE IN DUPLICATE	CERTIFICATE OF INCORPORATION	FILED
	(After Receipt of Payment of Stock)	DEC 4 1995
PRINT CLEARLY		OKLAHOMA SECRETARY
OF STATE
FOR OFFICE USE ONLY
SOS CORP. KEY:

PLEASE NOTE: This form MUST be filed with a letter from the Oklahoma Tax Commission stating the franchise tax has been paid for the current fiscal year. If the authorized capital is increased in excess of fifty thousand dollars ($50,000.00), the filing fee shall be an amount equal to one-tenth of one percent (1/10 of 1%) of such increase.
TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA
     The undersigned Oklahoma corporation, for the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:
1.	A.	The name of the corporation is: American Disposal Services, Inc.

	B.	As amended: The name of the corporation has been changed to:

ADS, Inc.
2.	A.	No change, as filed ☑.

	B.	As amended: The address of the registered office in the State of Oklahoma and the name of the registered agent at such address is:

NAME	STREET ADDRESS	CITY	COUNTY	ZIP CODE
(P.O. BOXES ARE NOT ACCEPTABLE)
3.	A.	No Change, as filed ☑.

	B.	As amended: The duration of the corporation is:

4.	A.	No change, as filed ☑.

	B.	As amended: The purpose or purposes for which the corporation is formed are:

5.	A.	No change, as filed ☑.

	B.	As amended: The aggregate number of the authorized shares, itemized by class, par value of shares, shares without par value, and series, if any, within a class is:

NUMBER OF SHARES	SERIES	PAR VALUE PER SHARE

Common

Preferred

TOTAL NO. SHARES:	TOTAL AUTHORIZED CAPITAL:

     That at a meeting of the Board of Directors, a resolution was duly adopted setting forth the foregoing proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof.
     That thereafter, pursuant to said resolution of its Board of Directors, a meeting of the shareholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment(s).
     SUCH AMENDMENT(S) WAS DULY ADOPTED IN ACCORDANCE WITH 18 O.S., 11077.
     IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed by its ___ President and attested by its ___ Secretary, this 17th day of November, 1995.

American Disposal Services, Inc.

(EXACT CORPORATE NAME)
By /s/ Richard De Young
President
Richard De Young
(PLEASE PRINT NAME)
ATTEST:

/s/ Lawrence R. Conrath

Secretary
Lawrence R. Conrath
(PLEASE PRINT NAME)
(SOS FORM 0004-11/86)